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EXHIBIT 23.2

Consent of LaRoche Petroleum Consultants, Ltd.

        As independent reserve engineers, geologists, and geophysicists, we hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP on Form S-3 of the references to our Firm's name and our Firm's reserve report, dated January 24, 2014, on the oil and natural gas reserves of Legacy Reserves LP as of December 31, 2013 included in or made a part of Legacy Reserves LP's annual report for the year ended December 31, 2013 filed on Form 10-K with the Securities and Exchange Commission on February 21, 2014.

LaRoche Petroleum Consultants, Ltd.
By:	/s/ JOE A. YOUNG
Name:	Joe A. Young
Title:	Senior Partner
July 10, 2014

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  EXHIBIT 23.2
Consent of LaRoche Petroleum Consultants, Ltd.